Exhibit 99.1

PRO-PHARMACEUTICALS’ ASCO DATA SHOW DAVANAT®/5-FU

WELL-TOLERATED IN PATIENTS WITH ADVANCED CANCER

Disease Stabilized in 45% of Patients who Completed Study through November

Newton, Mass., January 27, 2005 – Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate compounds that enable the targeted delivery of chemotherapy drugs to cancer cells today announced that the Phase l data being presented at the American Society of Clinical Oncology’s (ASCO) Gastrointestinal Cancers Symposium, show DAVANAT® and DAVANAT/5-FU are well-tolerated in patients with advanced solid tumors. The data show Dose Limiting Toxicity (DLT) was not reached when DAVANAT is administered alone or in combination with 5-FU at the highest dose level (280 mg/m2) in the sixth and final cohort of Phase l.

Of the first 25 patients enrolled in the Phase l trial through November 2004, 20 have completed the study. Of the 20 patients, 9 (45%) had stable disease, 9 (45%) had progressive disease and 2 (10%) had disease that was un-measurable. Of the 9 patients with stable disease, 6 received additional cycles of DAVANAT/5-FU. The Company is finalizing the Phase l trial that plans to evaluate up to 40 patients. Patient recruitment closed earlier this month.

Jyotsna Fuloria, M.D., principal investigator at the Ochsner Cancer Institute in New Orleans, LA, is scheduled to present the data at a poster presentation on January 29 at the ASCO Symposium in Hollywood, FL.

The ASCO presentation reflects an analysis of patients with recurrent or metastatic solid tumors that include colorectal, liver, pancreatic, prostate and ovarian cancers. The study design includes a screening period followed by two consecutive 28-day treatment cycles: In cycle 1, patients are dosed with DAVANAT intravenously as a single agent for four consecutive days, followed by a 24-day monitoring period. In cycle 2, patients are dosed intravenously with DAVANAT/5-FU for four consecutive days, followed by a 24-day monitoring period. In the Phase l study, DAVANAT is dose escalated from 30mg/m2 in the first cohort to 280 mg/m2 in the sixth and final cohort, while the dose level of 5-FU is held constant at 500 mg/m2.

DAVANAT is a proprietary polysaccharide in a CARBOSOMETM formation that enables the targeted delivery of chemotherapy drugs to protein receptors (lectins) that are unique to cancer cells. “DAVANAT is a powerful technology that may enhance the safety and efficacy profile of existing FDA-approved chemotherapy drugs,” said David Platt, Chief Executive Officer, Pro-Pharmaceuticals. “We look forward to confirming the efficacy and safety of DAVANAT/5-FU in the Phase II/lll clinical trial.”

Phase l Clinical Trial

The Phase l open-label trial was designed for cancer patients with advanced solid tumors that were not amenable to surgery, radiation, or chemotherapy and have a minimum of 12 weeks to live. The objectives of the study are to determine the Maximum Tolerated Dose and Dose Limiting Toxicity of DAVANAT as a single agent, and when administered in combination with 5-FU; to determine the pharmacokinetic profile of 5-FU in the presence of DAVANAT; and, to determine the effect of DAVANAT/5-FU on tumor size in patients with measurable disease.

The four renowned cancer centers across the U.S. participating in the study are the Ochsner Cancer Institute in New Orleans, LA; Norris Cotton Cancer Center at Dartmouth-Hitchcock Medical Center in Lebanon, NH; University of Michigan Comprehensive Cancer Center in Ann Arbor, MI; and, Florida Oncology Associates in Jacksonville, FL.

Phase ll Clinical Trial

The Company has initiated a Phase II clinical trial of DAVANAT combined with 5-FU that plans to evaluate the efficacy and safety of intravenous DAVANAT/5-FU when administered in monthly cycles as a third-line therapy for metastatic colorectal cancer.

Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is a drug development company commercializing a new generation of anti-cancer treatments using carbohydrate compounds to Glyco-Upgrade™ the safety and efficacy of FDA-approved chemotherapy drugs. The Company has been conducting pre-clinical studies for irinotecan, doxorubicin, oxaliplatin, paclitaxel, cyclophosphamide and cisplatin both in combination with DAVANAT and other polysaccharide compounds. Human colon and breast xenography are being used to optimize formulations and results show that DAVANAT exhibits a broad spectrum of activity with tested drugs. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this press release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because of uncertainties and risks facing the Company, many of which are outside of the Company’s control, future events could cause actual results to differ materially from those indicated by such statements. More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company’s views as of the date of this press release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. Glyco-Upgrade is a trademark of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals.